EXHIBIT 5.1

OPINION OF MORRISON & FOERSTER LLP

October 22, 2008

PepperBall Technologies, Inc.
6142 Nancy Ridge Drive, Suite 101
San Diego, California 92121

Re:  2000 Stock Option Plan

Ladies and Gentlemen:

At your request, we have examined the Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission (the “SEC”) in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 628,240 shares of your common stock, no par value (the “Shares”) which will be issuable under the PepperBall Technologies, Inc. 2000 Stock Option Plan (the “Plan”).

As your counsel in connection with the Registration Statement, we have examined the proceedings taken by you in connection with the adoption of the Plan, and the authorization of the issuance of the Shares, and such documents as we have deemed necessary to render this opinion. For the purpose of the opinion rendered below, we have assumed that in connection with the issuance of the Shares, the company will receive consideration in an amount not less than the aggregate par value of the Shares covered by each such issuance.

Based upon and subject to the foregoing, it is our opinion that the Shares, when issued and sold pursuant to the terms of the Plan, will be legally issued, fully paid and nonassessable common stock.

We consent to the use of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Morrison & Foerster LLP